As filed with the Securities and Exchange Commission on May 20, 2005

Registration Statement Nos. 333-                    and 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8
JOINT REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LA QUINTA CORPORATION (Exact name of Registrant as specified in its Charter)	LA QUINTA PROPERTIES, INC. (Exact name of Registrant as specified in its Charter)

Delaware	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

95-3419438	95-3520818
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

909 Hidden Ridge, Suite 600 Irving, Texas 75038	909 Hidden Ridge, Suite 600 Irving, Texas 75038
(Address of Principal Executive Offices) (Zip Code)	(Address of Principal Executive Offices) (Zip Code)

LA QUINTA 2005 INCENTIVE COMPENSATION PLAN	LA QUINTA 2005 INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)	(Full Title of the Plan)

Francis W. Cash	Francis W. Cash
Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
La Quinta Corporation	La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600	909 Hidden Ridge, Suite 600
Irving, Texas 75038	Irving, Texas 75038
(Name and Address of Agent for Service)	(Name and Address of Agent for Service)

(214) 492-6600	(214) 492-6600
Telephone Number, Including Area Code, of Agent for Service	Telephone Number, Including Area Code, of Agent for Service

With a copy to:
Scott F. Duggan, Esq.
Suzanne D. Lecaroz, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109

CALCULATION OF REGISTRATION FEE

Title of Securities to be		Proposed Maximum Offering Price	Proposed Maximum	Amount of
Registered	Amount to be Registered	Per Unit of Paired Common Stock	Aggregate Offering Price	Registration Fee
Paired Common Stock (1)	10,000,000 (2)	$8.675 (3)	$ 86,750,000 (3)	$10,210.48
Deferred Compensation Obligations			$1,000,000 (4, 5)	$117.70

(1)	Common Stock, par value $0.01 per share, of La Quinta Corporation (“LQ Corporation”) and Class B Common Stock, par value $0.01 per share, of La Quinta Properties, Inc. (“LQ Properties”) which are attached and trade together as “Paired Common Stock.”

(2)	This Joint Registration Statement also relates to such indeterminate number of additional shares of Paired Common Stock as may be necessary to satisfy the antidilution provisions of the 2005 Incentive Compensation Plan (the “Plan”) described herein or which may otherwise become issuable under such Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of Paired Common Stock.

(3)	In accordance with Rules 457(c) and (h) under the Securities Act of 1933, the proposed maximum offering price per share and the maximum aggregate offering price for the Paired Common Stock have been calculated solely for the purpose of determining the amount of the registration fee based on the average of the high and low prices of the Paired Common Stock on the New York Stock Exchange on May 16, 2005.

(4)	This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the estimated amount of compensation being deferred under the Plan. Estimated for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(5)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Joint Registration Statement covers an indeterminate amount of obligations to be offered or sold pursuant to the deferred compensation program under the Plan described herein.

PART I
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 8. Exhibits
Item 9. Undertakings
LA QUINTA CORPORATION SIGNATURES
LA QUINTA PROPERTIES, INC. SIGNATURES
EXHIBIT INDEX
Nonqualified Stock Option Award Agreement
Restricted Paired Shares Award Agreement
Restricted Stock Unit Award Agreement - Nonemployee Director
Restricted Paired Shares Award Agreement - Nonemployee Director
Stock Option Award Agreement - Nonemployee Director
Opinion/Consent of Goodwin Procter LLP
Consent of Ernst & Young LLP
Consent of PricewaterhouseCoopers LLP

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Joint Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrants hereby incorporate by reference the documents listed in (a) through (c) below. In addition, all documents subsequently filed by the Registrants pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Joint Registration Statement and to be a part hereof from the date of filing of such documents.

(a) The Registrants’ Joint Annual Report on Form 10-K for the fiscal year ended December 31 2004, filed by the Registrants with the Securities and Exchange Commission on March 15, 2005.

(b) All other reports filed by the Registrants pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Joint Annual Report referred to in (a) above.

(c) The description of the Paired Common Stock of the Registrants that is contained in the Registrants’ Joint Proxy Statement and Prospectus on Form S-4 (File No. 333-71840) and any amendment or report filed for the purpose of updating such descriptions.

Item 4. Description of Securities

Under the Plan, selected participants may elect to defer all or a portion of their future compensation to deferred stock unit accounts maintained under the Plan. The number of deferred stock units to be credited to a participant’s account equals the amount of the deferred cash compensation divided by the fair market value of a share of Paired Common Stock on the date the deferred compensation would otherwise be scheduled to be paid. Dividend equivalents are earned on deferred stock units based upon the fair market value of a share of Paired Common Stock on any dividend payment date. Selected participants may also be granted deferred stock units that may be subject to a risk of forfeiture. These units will also receive dividend equivalents as described herein. Deferred stock units may be settled only in shares of Paired Common Stock.

The obligations to settle deferred stock units (the “Obligations”) are unsecured general obligations of LQ Corporation and rank pari passu with other unsecured and unsubordinated indebtedness of LQ Corporation. The Obligations may not be sold, assigned, hypothecated, alienated, encumbered or in any way transferred or conveyed in advance of settlement. Any attempt by any person to transfer or assign stock units under the Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void.

The Obligations are not convertible into any other security of LQ Corporation. No trustee has been appointed to take action with respect to the Obligations and each participant will be responsible for enforcing his or her own rights with respect to the Obligations.

Item 5. Interests of Named Experts and Counsel

The validity of the Paired Common Stock offered hereby will be passed upon by Goodwin Procter LLP .

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law, or DGCL, provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article Twelfth of each of the LQ Corporation charter and the LQ Properties charter provides that a director of ours shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL as it exists or may hereafter be amended.

Article VII of the LQ Corporation bylaws and Article VIII of the LQ Properties bylaws provide in effect that, subject to certain limited exceptions, we shall indemnify our directors and officers to the extent authorized or permitted by the DGCL. Our directors and officers are insured under policies of insurance maintained by us, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, we have entered into contracts with our directors and certain of our officers providing for indemnification of such persons by us to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 8. Exhibits

See the attached Exhibit Index.

Item 9. Undertakings

(a)	The Registrants hereby undertake:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Joint Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

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               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrants hereby undertake that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Joint Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act 1933 and will be governed by the final adjudication of such issue.

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LA QUINTA CORPORATION SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, LQ Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Joint Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 20th day of May, 2005.

LA QUINTA CORPORATION

/s/ Mark W. Osterberg

By: Mark W. Osterberg Title: Vice President and Chief Accounting Officer (Principal Accounting Officer and Acting Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Francis W. Cash and Mark W. Osterberg his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Joint Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Joint Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ William C. Baker	Director	May 20, 2005

William C. Baker

/s/ Clive D. Bode	Director	May 20, 2005

Clive D. Bode

/s/ William G. Byrnes	Director	May 20, 2005

William G. Byrnes

/s/ Francis W. Cash	Chairman, Director and Chief Executive	May 20, 2005

Francis W. Cash	Officer (Principal Executive Officer)

/s/ James P. Conn	Director	May 20, 2005

James P. Conn

/s/ John C. Cushman, III	Director	May 20, 2005

John C. Cushman, III

/s/ Terrell B. Jones	Director	May 20, 2005

Terrell B. Jones

/s/ Mark W. Osterberg	Vice President and Chief Accounting	May 20, 2005

Mark W. Osterberg	Officer (Principal Accounting Officer and Acting Principal Financial Officer)

LA QUINTA PROPERTIES, INC. SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, LQ Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Joint Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 20th day of May, 2005.

LA QUINTA CORPORATION

/s/ Mark W. Osterberg

By: Mark W. Osterberg Title: Vice President and Chief Accounting Officer (Principal Accounting Officer and Acting Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Francis W. Cash and Mark W. Osterberg his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Joint Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Joint Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ William C. Baker	Director	May 20, 2005

William C. Baker

/s/ Clive D. Bode	Director	May 20, 2005

Clive D. Bode

/s/ William G. Byrnes	Director	May 20, 2005

William G. Byrnes

/s/ Francis W. Cash	Chairman, Director and Chief Executive

Francis W. Cash	Officer (Principal Executive Officer)	May 20, 2005

/s/ James P. Conn	Director	May 20, 2005

James P. Conn

/s/ John C. Cushman, III	Director	May 20, 2005

John C. Cushman, III

/s/ Terrell B. Jones	Director	May 20, 2005

Terrell B. Jones

/s/ Mark W. Osterberg	Vice President and Chief Accounting

Mark W. Osterberg	Officer (Principal Accounting Officer and Acting Principal Financial Officer)	May 20, 2005

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Amended and Restated Certificate of Incorporation of LQ Corporation filed with the Secretary of State of Delaware on January 2, 2002.	Incorporated by reference to Exhibit 3.1 to the Joint Annual Report on Form 10-K of La Quinta Corporation and LQ Properties (the “La Quinta Companies”), filed on March 18, 2002.

4.2	Amended and Restated Certificate of Incorporation of LQ Properties filed with the Secretary of State of Delaware on January 2, 2002.	Incorporated by reference to Exhibit 3.2 to the Joint Annual Report on Form 10-K of the La Quinta Companies, filed on March 18, 2002.

4.3	By-laws of LQ Corporation, as Amended and Restated on February 27, 1998.	Incorporated by reference to Exhibit 3.6 to the Joint Registration Statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company (the “Meditrust Companies”), filed on March 27, 1998, Nos. 333-47737 and 333-47737-01.

4.4	Amendment, dated February 21, 2003, to the By-laws of LQ Corporation, as Amended and Restated on February 27, 1998.	Incorporated by reference to Exhibit 3.4 to the Joint Annual Report on Form 10-K of the La Quinta Companies, filed on March 15, 2004.

4.5	By-laws of LQ Properties, as Amended and Restated on February 27, 1998.	Incorporated by reference to Exhibit 3.5 to the Joint Registration Statement on Form S-4/A of the Meditrust Companies, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01.

4.6	Amendment dated February 21, 2003, to the By-laws of LQ Properties, as Amended and Restated on February 27, 1998.	Incorporated by reference to Exhibit 3.6 to the Joint Annual Report on Form 10-K of the La Quinta Companies, filed on March 15, 2004.

4.7	La Quinta 2005 Incentive Compensation Plan.	Incorporated by reference to Appendix A of the Proxy Statement of LQ Corporation, filed on March 28, 2005.

4.8	Form of 2005 Incentive Compensation Plan Nonqualified Stock Option Award Agreement.	Filed herewith.

4.9	Form of 2005 Incentive Compensation Plan Restricted Paired Shares Award Agreement.	Filed herewith.

4.10	Form of 2005 Incentive Compensation Plan Restricted Stock Unit Award—Nonemployee Director.	Filed herewith.

4.11	Form of 2005 Incentive Compensation Plan Restricted Paired Shares Award Agreement—Nonemployee Director.	Filed herewith.

4.12	Form of 2005 Incentive Compensation Plan Stock Option Award Agreement—Nonemployee Director.	Filed herewith.

5.1	Opinion of Goodwin Procter LLP.	Filed herewith.

23.1	Consent of Goodwin Procter LLP.	Included in Exhibit 5.1.

23.2	Consent of Ernst & Young LLP.	Filed herewith.

23.3	Consent of PricewaterhouseCoopers LLP.	Filed herewith.

24.1	Powers of Attorney.	Included in signature pages to this Joint Registration Statement.